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                                                                Exhibit 6

                           RELIANCE ELECTRIC COMPANY

                      CHANGE IN CONTROL SEVERANCE PAY PLAN








                            Adopted: August 29, 1994
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
                                                     RELIANCE ELECTRIC COMPANY
                                               CHANGE IN CONTROL SEVERANCE PAY PLAN


                                                         Table of Contents
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
Section                                                                                                    Page
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
     1           Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

     2           Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

     3           Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4

     4           Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9

     5           Administration of the Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10

     6           Litigation Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

     7           Amendment, Suspension, or Termination
                      of the Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

     8           Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13

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                              SECTION 1.  PURPOSE

         The purpose of the Reliance Electric Company Change in Control Severance Pay Plan is to encourage Employees to make and continue careers with Reliance Electric Company by providing eligible Employees with certain severance pay benefits upon such Employees' Involuntary Termination of employment following the Change in Control, as set forth herein.
                           SECTION 2.  DEFINITIONS
         When used herein the following terms shall have the following meanings:
         2.1     "Board of Directors" means the Board of Directors of the
Corporation.
         2.2 "Change in Control" means consummation of the transaction contemplated by that certain Agreement and Plan of Merger by and between Reliance Electric Company and General Signal Corporation, which was approved by the Board of Directors on August 29, 1994, as it may later be amended.
         2.3 "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.
         2.4 "Committee" means a committee of not less than three (3) directors designated by the Board of Directors to administer this Plan.
         2.5 "Corporation" means Reliance Electric Company, a Delaware corporation, and its successors and assigns.
         2.6 "Employee" means any common law employee of the Corporation or any Subsidiary who is listed on Exhibit A, or B, or C attached hereto.
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         2.7     "Involuntary Termination" shall mean any termination of an
Employee's employment by the Corporation, or by one of its Subsidiaries, within two years after the Change in Control; provided, however, such term shall not include a termination by the Corporation or any of its Subsidiaries for (i) serious, willful misconduct in respect of the Employee's obligations to the Corporation or its Subsidiaries, which has caused demonstrable and serious injury to the Corporation, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; or (ii) conviction of a felony, which has caused demonstrable and serious injury to the Corporation, monetary or otherwise, as evidenced by binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal.
         In addition to actual termination of employment, as and when so declared to be by the Employee the following shall be deemed an Involuntary
Termination: (i) a reduction or change in an Employee's responsibilities, duties, authority, powers, functions, title, working conditions or status from those in effect immediately prior to the Change in Control; or (ii) a reassignment to another geographic location more than 50 miles from the Employee's place of employment immediately prior to the Change in Control; or
(iii) a reduction in base salary and incentive

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compensation, if any, from those in effect immediately prior to the Change in
Control. For purposes of the preceding sentence, a reduction in incentive compensation will be deemed to have occurred if and only if the percentage of salary paid as incentive compensation under the Corporation's Executive Performance Award Program (the "EPAP") and any other applicable bonus plans for any calendar year is less than the average percentage of salary paid to the Employee as incentive compensation under the EPAP for the three calendar years preceding the Change in Control.
         Notwithstanding the foregoing, an Employee's failure to object in writing to the changes listed in subsections (i), (ii) and (iii) within 180 days of any such change shall constitute a waiver of such change being deemed an Involuntary Termination.
         2.8 "Plan" means the Reliance Electric Company Change in Control Severance Pay Plan, as set forth in this document, and as it may be amended from time to time.
         2.9 "Severance Agreement" shall mean, with respect to each Employee who is listed on Exhibit A, that certain Severance Agreement executed by and between the Corporation and the Employee on the date set forth opposite his name on Exhibit A.
         2.10 "Subsidiary" means a "subsidiary corporation" of the Corporation as defined in Section 424(f) of the Code.



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                              SECTION 3.  BENEFITS
         3.1 In the event of Involuntary Termination of any Employee who is listed on Exhibit A hereto, the Corporation shall pay such Employee three times his Compensation.
         3.2 In the event of Involuntary Termination of any Employee who is listed on Exhibit B hereto, the Corporation shall pay such Employee two times his Compensation.
         3.3 In the event of Involuntary Termination of any Employee who is listed on Exhibit C hereto, the Corporation shall pay such Employee the amount of the Employee's annual base salary in effect immediately prior to the date of Involuntary Termination.
         3.4 For purposes of this Section, Compensation is calculated using the Employee's annual base salary in effect immediately prior to the date of Involuntary Termination plus the average of the three highest payments made to the Employee under the Corporation's Executive Performance Award Program and any other applicable bonus plans in the five calendar years preceding the calendar year of Involuntary Termination.
         3.5 Any payments pursuant to Sections 3.1, 3.2 or 3.3 of this Plan shall be paid in a lump sum within thirty (30) days following Involuntary Termination and such payments shall be reduced by the amount paid to the Employee pursuant to any other severance pay policy of the Corporation.
         3.6 Within thirty (30) days following Involuntary Termination, the Corporation shall pay to an Employee described in Sections 3.1 or 3.2 a lump sum cash amount equal to the present


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value of the retirement benefit the Employee would have been entitled to receive under the terms of:
                 (a) the Reliance Electric Company Retirement Plan as in effect on the day preceding the Change in Control (without regard to vesting thereunder), and
                 (b) any unfunded deferred compensation arrangements which have a defined benefit format and are maintained by the Corporation as in effect on the day preceding the Change in Control (without regard to vesting thereunder), had the Employee accumulated additional service equal to the period for which the Employee is paid under Sections 3.1 or 3.2 of this Plan. For purposes of calculating the lump sum cash payments provided by this Section, the present value shall be determined by using interest rate and other factors prescribed by the Pension Benefit Guaranty Corporation for determining immediate annuities on the date of Involuntary Termination.
         3.7 Within thirty (30) days following Involuntary Termination, the Corporation shall pay to an Employee described in Sections 3.1 or 3.2 a lump sum cash amount equal to the present value of the:
                 (a) the aggregate Matching Employer Contributions that would have been made by the Corporation under the terms of the Reliance Electric Company Savings and Investment Plan (without regard to vesting thereunder) as in effect on the day preceding the Change in Control, and


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                 (b)      the amount which would have been credited to the
                          Employee's account under the Reliance Electric Company Deferred Compensation Plan as in effect on the day preceding the Change in Control, without regard to vesting thereunder and consistent with the Corporation's past practices, because of limitations on the amount of such Matching Employer Contributions relating to legal limitations on the amount of the Employee's Basic Salary Reduction Contributions under such Savings and Investment Plan, if, during the period for which the Employee is paid under Sections 3.1 or 3.2 of this Plan, the Employee had continued to be employed and to participate in such Savings and Investment Plan (or another tax-qualified retirement plan allowing contributions under Section 401(k) of the Code) to the same extent as he participated in the year of such Involuntary Termination. For purposes of calculating the lump sum cash payments provided by this Section, the present value shall be determined by using the Pension Benefit Guaranty Corporation interest rate for immediate annuities on the date of Involuntary Termination.
         3.8     During the period for which an Employee is paid under Sections
3.1 or 3.2 of this Plan, the Employee shall be deemed to be on layoff status and continue to be entitled to all benefits and service credit for benefits under medical, insurance, and other welfare benefit plans, programs and arrangements of the Corporation as if he were actively employed during such period (including

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meeting any age and service requirements for post retirement benefits).  With respect to such welfare benefit plans, an Employee shall be entitled to purchase continued coverage for himself and all covered family members and the Corporation shall arrange for, and make available, such coverage as of his Involuntary Termination. Such coverage shall be no less in scope than that provided to the covered Employee (and covered family members) at the time of Change in Control. The cost of such coverage shall be shared by the Corporation and the Employee in the same proportion as exists at the time of Change in Control. With respect to medical (including HMO) and dental coverage, such coverage shall be in lieu of the Corporation's practice of affording health care continuation coverage to terminating employees and covered family members pursuant to the Consolidated Omnibus Reconciliation Budget Act of 1986, as amended, ("COBRA"), to the extent that the availability of such coverage to such Employee (and covered family members) satisfies the Corporation's legal obligations under COBRA.
         3.9 If, by reason of the requirements for tax qualification or any other reason, benefits or service credits under any welfare benefit plan shall not be payable or provided under any such plan to the Employee or his dependents, beneficiaries or estate despite the provisions of Section 3.8 above, the Corporation itself shall, to the extent necessary, pay or provide for payment of such benefits and service credit for such benefits to the Employee or his dependents, beneficiaries or estate.
         3.10    Notwithstanding any other provisions of this Plan:

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                 (a)      No amount shall be paid to any person under this Plan
                          to the extent that the payment would either be or cause any other amount payable under this Plan to be an "excess parachute payment" as defined in Section 280G of the Code. If any person receives an amount described in the preceding sentence, he shall have no right to such amount and shall promptly repay such amount to the Corporation.
                 (b) No Employee listed on Exhibit A shall be entitled to receive any amount under this Plan unless, within 30 days following the Change in Control, he renounces, in a writing in form reasonably acceptable to the Committee, his right to receive any benefits under his Severance Agreement.
                 (c) No Employee shall be entitled to receive any amount under this Plan unless, within 30 days following the Change in Control, he agrees, in a writing in form reasonably acceptable to the Committee, not to assert any claim against the Corporation with respect to his participation under the 1994 Reliance Electric
                          Company Executive Long Term Incentive Plan (the "LTIP") other than seeking payment of any amounts payable to him under terms of the LTIP giving effect to Amendment No. 1 to the LTIP which was adopted by the Corporation on August 29, 1994.

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         3.11    In the event that an Employee becomes entitled to receive any payment pursuant to this Plan and the Employee dies before receiving such payment, such payment shall be made to the Employee's beneficiary designated hereunder. Each Employee may prepare, execute, and file with the Secretary of the Corporation a copy of the Designation of Beneficiary Form attached to this Agreement as Exhibit D. The Employee shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary of the Corporation. In the event an Employee fails to designate a beneficiary, following the death of the Employee all payments of the amounts specified by this Agreement which would have been paid to the Employee's designated beneficiary shall instead be paid to the Employee's spouse, if any, if she survives the Employee or, if there is no spouse or she does not survive the Employee, to the Employee's estate.

                             SECTION 4.  PAYMENTS
         4.1 All severance payments shall be made from the general assets of the Corporation; provided, however, that such payments shall be reduced by the amount of any payments made to an Employee from any trust or special or separate fund established by the Corporation to assure such payments. The Corporation shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Corporation shall make any investments to aid it in meeting its

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obligations hereunder, Employees shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.
Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Corporation and any Employees. To the extent that any Employee acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of an unsecured creditor of the Corporation.
         4.2 The Corporation may deduct from severance payments any Federal, state or local withholding or other taxes or charges which it is required to deduct under applicable laws.

                    SECTION 5.  ADMINISTRATION OF THE PLAN
         5.1 The Committee shall have general responsibility for the administration and interpretation of the Plan.
         5.2 The Committee may arrange for the engagement of such legal counsel, who may be counsel for the Corporation, and make use of such agents and clerical or other personnel as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinions of such counsel, may delegate to any agent or to any sub-committee or member of the Committee its authority to perform any act, including without limitation those matters involving the exercise of a discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.

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         5.3     If any claim for benefits under the Plan is wholly or
partially denied, the Committee shall give written notice by registered or certified mail of such denial to the claimant within 90 days after receipt of the written claim by the Committee. Notice must be written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure. The Committee shall also advise the claimant that he or his duly authorized representative may request a review by the Committee of the decision to deny the claim by filing with the Committee, within 65 days after such notice has been received by the claimant, a written request for such review. The claimant may review pertinent documents and submit issues and comments in writing within the same 65 day period. If such request is so filed, such review shall be made by the Committee within 60 days after receipt of such request, unless special circumstances (including, but not limited to, a need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. The claimant shall be given written notice within such 60 day period of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood

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by the claimant, and specific references to the pertinent Plan provisions on which the decision was based.

                             SECTION 6.  EXPENSES
         6.1 In the event of any litigation or other proceeding between the Corporation and the Employee with respect to the subject matter of this Plan and the enforcement of his rights hereunder, the Corporation shall reimburse the Employee for all of his reasonable costs and expenses relating to such litigation or other proceeding, including his reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any (a) settlement requiring the Corporation to make a payment to the Employee, or (b) judgment or order in whole or in part in favor of the Employee, regardless of whether such judgment or order is subsequently reversed on appeal or in a collateral proceeding. In no event shall the Employee be required to reimburse the Corporation for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Corporation under this section shall survive the termination for any reason of this Plan.

                     SECTION 7.  AMENDMENT, SUSPENSION, OR
                           TERMINATION OF THE PLAN
         7.1 At any time prior to the Change in Control, the Board of Directors shall have the power to amend, suspend or terminate the Plan in whole or in part and for any reason.

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         7.2     For at least two years after the occurrence of a Change in
Control, the Plan may not be amended, suspended or terminated in respect of any Employee without the written consent of the Employee.

                          SECTION 8.  MISCELLANEOUS
         8.1 Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Corporation or any of its affiliated or associated corporations or affect the right of any such employer to dismiss any Employee.
         8.2 If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due him or her or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan therefor.
         8.3 Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind or in any manner be subject to the debts or liabilities of any person and any attempt so to alienate or subject any such amount,


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whether at the time or thereafter payable, shall be void.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his or her bankruptcy or other occurrence at any time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him or her, then the Committee, if it so elects, may direct that such amount be withheld and that the same amount or any part thereof be paid or applied to or for the benefit of such person, in such manner and proportion as the Committee may deem proper.

         8.4 This Plan shall insure to the benefit of and the obligations hereunder shall be binding upon the Employees and the Corporation and, as applicable, upon their respective legal representatives, designated beneficiaries, and successors and assigns.
         8.5 The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.
         8.6 The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.
         8.7 Any action required to be taken under this Plan within a certain number of days shall be taken within that number of

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calendar days; PROVIDED, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.
         8.8 The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York.
         IN WITNESS WHEREOF, RELIANCE ELECTRIC COMPANY, by its duly authorized officer, has executed this document on this 29th day of August, 1994.

ATTEST:                                    RELIANCE ELECTRIC COMPANY
                                             (the "Corporation")


_________________________                  By_________________________________

                                           Its________________________________


091/10226EDD.60K




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